EXHIBIT 99.1
IDM ANNOUNCES EXTENSION OF COLLABORATION AGREEMENT
WITH INNOGENETICS
SAN DIEGO – October 3, 2005. IDM Pharma, Inc. (Nasdaq:IDMI) today announced an agreement with Belgian-based biopharmaceutical company, Innogenetics NV (Euronext Brussels:INNX), its partner in vaccine programs focused on Hepatitis B virus (HBV), Hepatitis C virus (HCV) and Human Papillomavirus (HPV), to extend the term of their collaboration by a further six months through March of 2006. The extension is intended to enable Innogenetics to complete current development efforts and generate clinical vaccine candidates.
IDM is reimbursed for all of its development expenses on the programs and is eligible to receive commercialization milestones and royalties on product sales in connection with the agreement. IDM changed its name from Epimmune Inc. to IDM Pharma, Inc. in connection with a business combination with IDM S.A. in August 2005.
About IDM Pharma
IDM is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer and infectious disease. IDM is currently developing three types of products: the first is designed to destroy cancer cells by activating innate immunity, the second to prevent tumor recurrence by triggering a specific adaptive immune response, and the third to treat chronic infectious disease with therapeutic vaccines.
IDM currently has 7 products in clinical development. The most advanced product, Junovan™, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and three are in Phase I in colorectal cancer, hepatitis B and HIV infection.
IDM has major product development partnerships with SANOFI-AVENTIS in cancer immunotherapy, and with INNOGENETICS in vaccine development for the treatment of chronic hepatitis B and C and papilloma virus infection. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including statements regarding the use of IDM’s epitope and PADRE® technologies in products being developed by Innogenetics, the ability of Innogenetics to complete all development efforts and generate clinical vaccine candidates by the end of the extended collaboration period, and potential milestone and royalty payments from Innogenetics. Actual results may differ materially from the above forward-looking statements due to a number of important factors, such as risks associated with the utility of IDM’s epitope and PADRE® technologies in eliciting an immune response with vaccines, the utility of Innogenetics’ technology, IDM’s reliance on the development and commercialization efforts of Innogenetics and Innogenetics’ ability to develop and commercialize product candidates resulting from the collaboration. Other factors that could cause or contribute to differences in actual results include, but are not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, the Proxy Statement concerning the business combination of Epimmune Inc. and IDM S.A. filed with the Securities and Exchange Commission (SEC) on June 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500
IDM Pharma Inc.   5820 Nancy Ridge Drive   San Diego, California 92121   Tel (858) 860 2500   Fax (858) 860 2600   www.idm-pharma.com